BMC Stock Holdings, Inc. Announces its 2019 Fourth Quarter and Full-Year Results

Value-Added Products and Acquisitions Drive Double-Digit Volume Growth in Fourth Quarter

Record Gross Profit and Cash Generation for 2019

Fourth Quarter 2019 Highlights

•	Net sales increased 3.6% to $890.6 million driven by acquisition growth of 6.1% and Core Organic Growth of 3.9%, partially offset by a decrease of 5.9% from commodity price deflation

•	Gross profit increased 2.4% to $234.6 million

•	Net income decreased 28.2% to $20.2 million

•	Adjusted EBITDA[1] decreased 12.9% to $57.0 million due primarily to impacts from commodity price deflation

•	Diluted earnings per share decreased $0.11 to $0.30 per share

•	Adjusted diluted earnings per share[1] decreased $0.11 to $0.37 per share

•	Completed the acquisition of DeFord Lumber, a leading and highly-respected provider of building materials, primarily to custom and regional homebuilders in the Dallas-Fort Worth market

Full Year 2019 Highlights

•	Net sales decreased 1.5% to $3.6 billion driven by commodity price deflation of 7.5%, partially offset by an increase of 3.9% from acquisition growth and 3.1% from Core Organic Growth

•	Gross profit increased 4.6% to $951.3 million

•	Net income decreased 8.3% to $109.8 million

•	Adjusted EBITDA[1] decreased 2.4% to $259.4 million

•	Diluted earnings per share decreased $0.14 to $1.63 per share

•	Adjusted diluted earnings per share[1] declined $0.09 to $1.90 per share

•	Cash provided by operating activities improved by $35.8 million to a record $245.9 million

•	Completed six acquisitions with annualized sales of approximately $275 million

1 This earnings release includes several metrics, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of such non-GAAP financial measures to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see “Reconciliation of GAAP to Non-GAAP Measures.”

Raleigh, NC - February 27, 2020 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced results for the fourth quarter and full year ended December 31, 2019. “2019 was a year of significant accomplishment, leveraging our strong culture, innovation and continuous improvement efforts to drive enhancements in safety, customer service, pricing and productivity,” said Dave Flitman, President and CEO of BMC. “I’m proud of our team’s execution of our strategic initiatives during the year in the face of significant commodity deflation. Looking ahead to 2020, we believe we have strong underlying strength in our core business segments which, coupled with our strategic acquisitions and record cash generation, positions us well to expect 2020 to be a year of solid revenue and earnings growth. I’d like to thank our employees for their focused execution during the year and am excited about our momentum heading into 2020.”

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except per share data)	2019	2018	Variance	2019	2018	Variance
Net sales	$890,564	$859,521	$31,043	$3,626,593	$3,682,448	$(55,855)

Net income and EPS
Net income (GAAP)	20,199	28,116	(7,917)	109,845	119,738	(9,893)
Diluted earnings per share (GAAP)	0.30	0.41	(0.11)	1.63	1.77	(0.14)
Adjusted net income (non-GAAP)	25,003	32,295	(7,292)	128,159	134,544	(6,385)
Adjusted diluted earnings per share (non-GAAP)	0.37	0.48	(0.11)	1.90	1.99	(0.09)

Adjusted EBITDA (non-GAAP)	57,046	65,502	(8,456)	259,433	265,879	(6,446)
Adjusted EBITDA margin (non-GAAP)	6.4%	7.6%	(1.2)%	7.2%	7.2%	—%

Net cash provided by operating activities	47,436	99,387	(51,951)	245,853	210,025	35,828
Fourth Quarter 2019 Financial Results Compared to Prior Year Period

•
Net sales increased 3.6% to $890.6 million. The Company estimates that net sales increased 6.1% from acquisitions and 3.9% from Core Organic Growth, partially offset by a decrease of 5.9% from commodity price deflation within the lumber and lumber sheet goods and structural components product categories and 0.5% from the disposition of the Coleman Floor business on November 1, 2018.

•
Gross profit increased 2.4% to $234.6 million. Gross margin was 26.3%, compared to 26.7% for the fourth quarter of 2018. The decrease in gross margin was primarily due to a decrease in gross margin in the lumber and lumber sheet goods and structural components product categories, which benefited from unusually high commodity price-related gross margins in the fourth quarter of 2018.

•
Selling, general and administrative expenses increased $12.9 million to $187.0 million. Approximately $11.6 million of this increase was due to recently completed acquisitions and $1.9 million was due to increased health care costs, partially offset by a net decline of $0.6 million across all other expense categories. Selling, general and administrative expenses as a percent of net sales were 21.0%, compared to 20.2% for the fourth quarter of 2018.

•	Depreciation expense, including the portion reported within cost of sales, increased to $14.4 million, compared to $13.1 million in the fourth quarter of 2018.

•	Amortization expense was $4.8 million, compared to $3.8 million in the fourth quarter of 2018. This increase was primarily due to the amortization of intangible assets at recently acquired businesses.

•	Interest expense was $5.8 million, compared to $6.1 million in the fourth quarter of 2018.

•
Other income, net, increased to $3.4 million, which was derived primarily from state and local tax incentives, interest income and customer service charges, compared to $2.8 million in the fourth quarter of 2018. This increase resulted primarily from an increase in interest income.

•	Net income decreased $7.9 million to $20.2 million, or $0.30 per diluted share, as compared to $28.1 million, or $0.41 per diluted share, in the fourth quarter of 2018.

•	Adjusted diluted EPS decreased $0.11 per diluted per share to $0.37 per share, compared to $0.48 per diluted share, in the fourth quarter of 2018.

•	Adjusted EBITDA was $57.0 million, a decrease of $8.5 million.

•	Adjusted EBITDA margin declined 120 basis points to 6.4%.

•	Cash provided by operating activities of $47.4 million, a decrease of $52.0 million.

Full Year 2019 Financial Results Compared to Full Year 2018

•
Net sales decreased 1.5% to $3.6 billion. The Company estimates that net sales decreased 7.5% from commodity price deflation within the lumber and lumber sheet goods and structural components product categories and 1.0% from the disposition of Coleman Floor, partially offset by an increase of 3.9% from recent acquisitions and 3.1% from Core Organic Growth.

•
Gross profit increased 4.6% to $951.3 million. Gross margin was 26.2%, as compared to 24.7% for full year 2018. Gross margin for full year 2019 reflects an increase in gross margin within the lumber and lumber sheet goods and structural components product categories, as compared to the prior year, as well as an increase in the percent of total net sales derived from our structural components and millwork, doors and windows product categories.

•
Selling, general and administrative expenses increased $47.3 million to $727.6 million. Approximately $28.1 million of this increase related to selling, general and administrative expenses of the recent acquisitions and $6.4 million related to increased health care costs. The remaining increase was primarily related to employee wage inflation and other variable costs to serve higher sales volumes. Selling, general and administrative expenses as a percent of net sales were 20.1%, as compared to 18.5% in 2018.

•	Depreciation expense, including the portion reported within cost of sales, increased to $54.1 million, as compared to $50.4 million in 2018.

•	Amortization expense was $18.0 million, as compared to $15.0 million in 2018. The increase in amortization expense for full year 2019 related to intangible assets at recently acquired businesses.

•	Interest expense decreased to $23.2 million, compared to $24.0 million in 2018.

•	Net income decreased $9.9 million to $109.8 million, or $1.63 per diluted share, as compared to $119.7 million, or $1.77 per diluted share, in 2018.

•	Adjusted diluted EPS decreased $0.09 per diluted share to $1.90 per diluted share, compared to $1.99 per diluted share, in 2018.

•	Adjusted EBITDA was $259.4 million, a decrease of $6.4 million.

•	Adjusted EBITDA margin was 7.2%, unchanged from the prior year.

•	Cash provided by operating activities of $245.9 million, an increase of $35.8 million.

Liquidity and Capital Resources
Total liquidity as of December 31, 2019 was approximately $527.8 million, which included cash and cash equivalents of $165.5 million and $362.3 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the fourth quarter and full year 2019 totaled $21.8 million and $89.4 million, respectively. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets and facility, innovation and technology investments to support our operations.

Fourth Quarter and Full Year 2019 Acquisitions
On December 2, 2019, the Company completed the acquisition of DeFord Lumber (“DeFord”), a leading and highly-respected provider of building materials, primarily to custom and regional homebuilders in the Dallas-Fort Worth market. DeFord generated approximately $75 million in total net sales for the twelve months ended September 30, 2019. The addition of DeFord enhances BMC’s value-added offerings and customer mix.

During 2019, the Company completed six acquisitions with annualized sales of approximately $275 million.

Stock Repurchase Authorization
On November 26, 2018, the Company announced that its board of directors authorized a $75.0 million share repurchase program, which was to expire on November 20, 2019. During October 2019, the Company’s board of directors authorized extending this share repurchase program for one year, such that it will expire on November 20, 2020. In the fourth quarter of 2019, the Company did not repurchase any shares. As of February 27, 2020, the Company had approximately $55.7 million of capacity remaining under the current share repurchase authorization.

2020 Outlook
For 2020, BMC expects net sales to grow to a range of $3.85 billion to $4.0 billion or approximately 6% to 10% over its 2019 net sales of $3.6 billion.  BMC also expects Adjusted EBITDA to be in a range of $280 million to $295 million or approximately 8% to 14% over its 2019 Adjusted EBITDA of $259.4 million.

This outlook is based on several assumptions, including the following:

•	Single family starts growth across our geographies in the mid single digits

•	Random Lengths dimensional lumber index to trade in a range of $360/m to $400/m compared to the 2019 full-year average of $356/m

•	Gross margin in the 25.5% to 26.0% range

•	Capital Expenditures in the range of $80 million to $100 million

•	Interest expense in the range of $23 million to $24 million

•	An effective tax rate of approximately 24.0% to 25.0%

•	Depreciation and amortization expenses in the range of $78 million to $83 million.

BMC’s Adjusted EBITDA outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. BMC’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported Net income and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, BMC does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to BMC’s outlook.

Conference Call Information
BMC will host a conference call on Thursday February 27, 2020 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website - ir.buildwithbmc.com - in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13698724. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 5, 2020. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

About BMC Stock Holdings, Inc.
With $3.6 billion in 2019 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Raleigh, North Carolina, the Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 18 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	fluctuation of commodity prices and prices of our products as a result of national and international economic and other conditions;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability and positive cash flows;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning (“ERP”) information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the impact of the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•	other factors discussed or referred to in the “Risk Factors” section of BMC’s most recent Annual Report on Form 10-K to be filed with the SEC on February 27, 2020.
All such factors are difficult to predict and are beyond BMC’s control. All forward-looking statements attributable to BMC or persons acting on BMC’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Michael Neese
(919) 431-1796

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
(in thousands, except per share amounts)
Net sales	$890,564	$859,521	$3,626,593	$3,682,448
Cost of sales	655,926	630,291	2,675,289	2,773,232
Gross profit	234,638	229,230	951,304	909,216

Selling, general and administrative expenses	186,952	174,037	727,601	680,273
Depreciation expense	11,091	10,304	41,208	39,627
Amortization expense	4,808	3,752	18,045	15,015
Merger and integration costs	1,018	371	6,485	3,998
Impairment of assets	1,259	—	1,903	—
	205,128	188,464	795,242	738,913
Income from operations	29,510	40,766	156,062	170,303
Other income (expense)
Interest expense	(5,771)	(6,119)	(23,156)	(24,035)
Other income, net	3,419	2,816	13,578	10,646
Income before income taxes	27,158	37,463	146,484	156,914
Income tax expense	6,959	9,347	36,639	37,176
Net income	$20,199	$28,116	$109,845	$119,738

Weighted average common shares outstanding
Basic	66,759	67,354	66,701	67,273
Diluted	67,609	67,764	67,332	67,748

Net income per common share
Basic	$0.30	$0.42	$1.65	$1.78
Diluted	$0.30	$0.41	$1.63	$1.77

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2019	December 31, 2018
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$165,496	$150,723
Accounts receivable, net of allowances	325,741	298,440
Inventories	331,969	309,279
Contract assets	32,125	32,348
Income taxes receivable	7,504	—
Prepaid expenses and other current assets	66,818	56,249
Total current assets	929,653	847,039
Property and equipment, net of accumulated depreciation	345,466	294,327
Operating lease right-of-use assets	139,907	—
Customer relationship intangible assets, net of accumulated amortization	185,049	158,563
Other intangible assets, net of accumulated amortization	580	325
Goodwill	297,146	262,997
Other long-term assets	8,300	12,860
Total assets	$1,906,101	$1,576,111
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$189,644	$123,495
Accrued expenses and other liabilities	117,825	110,276
Contract liabilities	31,094	34,888
Income taxes payable	—	902
Interest payable	4,759	4,759
Current portion:
Long-term debt and finance lease obligations	5,577	6,661
Operating lease liabilities	26,147	—
Insurance reserves	16,328	15,198
Total current liabilities	391,374	296,179
Insurance reserves	43,536	41,270
Long-term debt	346,032	345,197
Long-term portion of finance lease obligations	6,959	8,845
Long-term portion of operating lease liabilities	120,832	—
Deferred income taxes	15,195	3,034
Other long-term liabilities	661	6,927
Total liabilities	924,589	701,452
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 68.3 million and 67.7 million shares issued, and 66.8 million and 67.2 million outstanding at December 31, 2019 and December 31, 2018, respectively	683	677
Additional paid-in capital	687,255	672,095
Retained earnings	320,190	210,345
Treasury stock, at cost, 1.5 million and 0.5 million shares at December 31, 2019 and December 31, 2018, respectively	(26,616)	(8,458)
Total stockholders' equity	981,512	874,659
Total liabilities and stockholders' equity	$1,906,101	$1,576,111

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$109,845	$119,738
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	54,108	50,373
Amortization of intangible assets	18,045	15,015
Amortization of debt issuance costs	1,441	1,684
Deferred income taxes	12,161	1,266
Non-cash stock compensation expense	12,462	11,315
Gain on sale of property, equipment and real estate	(1,973)	(3,321)
Gain on insurance proceeds	(107)	—
Other non-cash adjustments	3,769	613
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	846	16,078
Inventories	68	3,257
Accounts payable	52,364	(51,348)
Other assets and liabilities	(17,176)	45,355
Net cash provided by operating activities	245,853	210,025
Cash flows from investing activities
Purchases of businesses, net of cash acquired	(124,412)	(20,970)
Purchases of property, equipment and real estate	(89,392)	(55,174)
Proceeds from sale of property, equipment and real estate	4,880	11,432
Insurance proceeds	107	1,991
Proceeds from sale of business	—	7,773
Net cash used in investing activities	(208,817)	(54,948)
Cash flows from financing activities
Proceeds from revolving line of credit	110,987	854,946
Repayments of proceeds from revolving line of credit	(110,987)	(859,408)
Repurchases of common stock under share repurchase program	(16,446)	(2,891)
Payments on finance lease obligations	(6,697)	(7,759)
Secured borrowings	2,445	431
Proceeds from exercise of stock options	2,704	1,327
Repurchases of common stock related to equity award activity	(1,712)	(2,044)
Acquisition-related post-closing payments, net	(1,028)	(370)
Earnout payments	(628)	—
Payments of debt issuance costs	(901)	—
Principal payments on other notes	—	(336)
Net cash used in financing activities	(22,263)	(16,104)
Net increase in cash and cash equivalents	14,773	138,973
Cash and cash equivalents
Beginning of period	150,723	11,750
End of period	$165,496	$150,723

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$152,468	17.1%	$151,740	17.7%	0.5%	3.4%
Lumber & lumber sheet goods	242,148	27.2%	272,986	31.8%	(11.3)%	2.0%
Millwork, doors & windows	284,030	31.9%	234,366	27.3%	21.2%	10.5%
Other building products & services	211,918	23.8%	200,429	23.2%	5.7%	(0.9)%
Total net sales	$890,564	100.0%	$859,521	100.0%	3.6%	3.9%

	Year Ended December 31, 2019		Year Ended December 31, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$636,043	17.5%	$622,105	16.9%	2.2%	4.6%
Lumber & lumber sheet goods	1,040,870	28.7%	1,286,481	34.9%	(19.1)%	(1.6)%
Millwork, doors & windows	1,080,837	29.8%	964,684	26.2%	12.0%	6.0%
Other building products & services	868,843	24.0%	809,178	22.0%	7.4%	5.3%
Total net sales	$3,626,593	100.0%	$3,682,448	100.0%	(1.5)%	3.1%

Net Sales by Customer Type
(unaudited)

	Three Months Ended December 31, 2019		Three Months Ended December 31, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$649,475	72.9%	$650,316	75.7%	(0.1)%	1.6%
Remodeling contractors	105,256	11.8%	99,646	11.6%	5.6%	4.4%
Multi-family, commercial & other contractors	135,833	15.3%	109,559	12.7%	24.0%	17.0%
Total net sales	$890,564	100.0%	$859,521	100.0%	3.6%	3.9%

	Year Ended December 31, 2019		Year Ended December 31, 2018			Core Organic Growth (a)
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$2,713,857	74.8%	$2,814,100	76.4%	(3.6)%	2.0%
Remodeling contractors	419,533	11.6%	427,346	11.6%	(1.8)%	0.4%
Multi-family, commercial & other contractors	493,203	13.6%	441,002	12.0%	11.8%	11.6%
Total net sales	$3,626,593	100.0%	$3,682,448	100.0%	(1.5)%	3.1%
(a) Core Organic Growth is calculated as the total change in net sales excluding the estimated impact of changes in commodity-related prices, the net sales of non-comparable acquired or disposed operations and changes in selling days, as applicable.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income less interest income and plus interest expense, income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted diluted earnings per share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$20,199	$28,116	$109,845	$119,738
Interest expense	5,771	6,119	23,156	24,035
Interest income	(1,156)	(641)	(3,988)	(758)
Income tax expense	6,959	9,347	36,639	37,176
Depreciation and amortization	19,194	16,828	72,153	65,388
Merger and integration costs	1,018	371	6,485	3,998
Non-cash stock compensation expense	3,285	3,089	12,462	11,315
Acquisition costs	309	1,562	1,136	1,829
Business reorganization costs (a)	1,467	656	1,767	656
Other items (b)	—	55	(222)	2,502
Adjusted EBITDA	$57,046	$65,502	$259,433	$265,879
Adjusted EBITDA margin	6.4%	7.6%	7.2%	7.2%

Net income	$20,199	$28,116	$109,845	$119,738
Merger and integration costs	1,018	371	6,485	3,998
Non-cash stock compensation expense	3,285	3,089	12,462	11,315
Acquisition costs	309	1,562	1,136	1,829
Business reorganization costs (a)	1,467	656	1,767	656
Other items (c)	—	(159)	1,413	1,791
Tax effect of adjustments to net income (d)	(1,275)	(1,340)	(4,949)	(4,783)
Adjusted net income	$25,003	$32,295	$128,159	$134,544

Diluted weighted average shares	67,609	67,764	67,332	67,748
Adjusted diluted earnings per share	$0.37	$0.48	$1.90	$1.99

(a)
Represents asset impairment charges related to the relocation of the operations of certain of the Company’s facilities (which have been separately called out in prior earnings releases) and charges related to the disposition of the Company’s Coleman Floor business and exit from the Arkansas market.

(b)
For the year ended December 31, 2019, represents income from a recovery made by the Company related to a fire at one of the Company’s facilities during 2015 (the “Recovery Income”) and the effect of the settlement of pending litigation for an amount below what was previously accrued (the “Litigation Settlement”). For the three months and year ended December 31, 2018, represents costs incurred in connection with the departure of the Company’s former chief executive officer and the search for and appointment of his permanent replacement (“CEO Transition Costs”).

(c)
For the year ended December 31, 2019, represents out of period income tax expense to correct an error related to the calculation of excess windfall tax benefits on stock option exercises in certain prior periods (“Income Tax Adjustment”), the Recovery Income and the Litigation Settlement. For the three months and year ended December 31, 2018, represents CEO Transition Costs and a tax benefit related to a measurement period adjustment to the Company’s accounting for the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act Adjustment”). Other items for the three months and year ended December 31, 2018 have been revised from previously reported amounts to exclude the excess windfall related to the Income Tax Adjustment that was reflected in historical results.

(d)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.6%, 23.4%, 23.6% and 23.6% for the three months ended December 31, 2019 and 2018 and the years ended December 31, 2019 and 2018, respectively. The tax effect of adjustments to net income excludes non-deductible impairment of assets of $0.7 million for the three months ended December 31, 2019 and non-deductible impairment of assets of $0.7 million and the Income Tax Adjustment for the year ended December 31, 2019. The tax effect of adjustment to net income excludes the Income Tax Adjustment and 2017 Tax Act Adjustment for the three months and year ended December 31, 2018.